CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 19, 2007, relating to the financial statements and financial highlights which appears in the May 31, 2007 Annual Report to Shareholders of Managers AMG Essex Growth Fund and Managers AMG Essex Small Micro Cap Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 28, 2007